EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)
Registration Statement (Form S-8 No. 333-115918) pertaining to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc., Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees;

2)	Registration Statement (Form S-8 No. 333-85608) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors;
3)	Registration Statement (Form S-8 No. 33-83516) pertaining to the Martin Marietta Materials, Inc. Omnibus Securities Award Plan, as amended;
4)
Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan, and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees;

5)	Registration Statement (Form S-8 No. 333-211735) pertaining to the Martin Marietta Amended and Restated Stock-Based Award Plan; and
6)
Registration Statement (Form S-8 No. 333-197201) pertaining to the Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan and the Texas Industries, Inc. Management Deferred Compensation Plan, as assumed by Martin Marietta Materials, Inc.

of our report dated February 23, 2016, except for the recently adopted accounting pronouncements discussed in Note A and the effects of the segment change discussed in Note O, as to which the date is May 12, 2017, with respect to the consolidated financial statements and schedule of Martin Marietta Materials, Inc. filed previously with the Current Report on Form 8-K dated May 12, 2017 of Martin Marietta Materials, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 5, 2017